Cooper Industries Exhibit 99.1
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For information contact:
Mark Doheny
Cooper Industries
713-209-8484
mark.doheny@cooperindustries.com

Cooper Industries And Danaher To Form Global Tools Business Through Joint Venture

Dublin, Ireland, March 26, 2010 – Cooper Industries plc (NYSE:CBE) and Danaher Corporation (NYSE: DHR) today announced the creation of a joint venture combining Cooper’s Tools business with certain tools businesses from Danaher Corporation’s Tools and Components segment.

Cooper and Danaher each will own a 50% share of the new company. This joint venture will combine two highly complementary tools businesses with well known brands, experienced management teams and global customer bases. Cooper’s extensive portfolio of power tools products, wireless technologies and iconic hand tools brands will join with Danaher’s leading mechanic’s hand tools business to create a comprehensive offering across many tools categories with very little product line overlap. Danaher and Cooper will have equal representation on the joint venture’s Board of Directors and the transaction is expected to close after securing the necessary regulatory approvals. Steve Breitzka, President Danaher Tool Group, will lead the joint venture as Chief Executive Officer.

“Size and scale are important in this industry and this combination will create a focused, global tools business with revenues in excess of $1.2 billion and significant sales in North America, South America, Europe, China, and Australia, a global manufacturing footprint, a more comprehensive product offering and a significantly improved cost position, all of which will enhance its global competitive position and ability to grow,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “We expect this joint venture to deliver long-term value creation to our shareholders, customers and employees as we are confident that its management team will successfully capitalize on the synergies that are inherent in combining these two businesses, creating significant opportunities for future growth and expansion going forward. Cooper will focus on growing our core electrical products business by executing on our organic growth initiatives of customer loyalty, innovation and globalization and utilizing our exceptionally strong balance sheet for strategic acquisitions.”

The formation of the joint venture is anticipated to have an immaterial impact on Cooper’s 2010 forecasted Free Cash Flow and Earnings Per Share, excluding the effect of an anticipated loss on consummation of the transaction related to realization of the cumulative translation and a provision for income taxes on the difference between the book value of the Tools segment net assets and the tax basis. The Tools Segment will be deconsolidated in Cooper’s consolidated financial statements and reflected as an equity investment on Cooper’s balance sheet and as equity earnings from a joint venture in the consolidated income statement.

About Cooper Industries

Cooper Industries plc (NYSE: CBE) is a global manufacturer with 2009 revenues of $5.1 billion, approximately eighty-nine percent of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2009, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2009. For more information, visit the website at www.cooperindustries.com

About Danaher Corporation

Danaher (NYSE: DHR), based in Washington. D.C., is a diversified technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our portfolio of premier brands is among the most highly recognized in each of the markets we serve. Driven by the Danaher Business System, our 47,000 associates serve customers in more than 125 countries and generated $11.2 billion of revenue in 2009. For more information please visit our website: www.danaher.com.

This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, the current uncertainty in the global economy and credit markets, the impact of restructuring activities, contractions or growth rates and cyclicality of served markets, competition, currency exchange rates, changes in applicable laws and regulations, tax audits and changes in tax rates, litigation and other contingent liabilities including intellectual property and environmental matters, risks relating to product defects and recalls, commodity costs and surcharges, relationships with and the performance of our channel partners, risks relating to man-made and natural disasters, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in each of our SEC filings, including each of our 2009 Annual Reports on Form 10-K. These forward-looking statements speak only as of the date of this release and neither company assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

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